EXHIBIT 99.3

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Rob Kloppenburg
Senior Director, Corporate Communications	(617) 692-0504
(781) 860-8533	kloppenr@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS HAS SUBMITTED RESPONSE
TO FDA APPROVABLE LETTER RECEIVED ON FRIDAY

FDA Action Anticipated by Late May

Lexington, MA, March 27, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced that the Company has submitted to the Food & Drug Administration (FDA) an amendment to the sNDA for CUBICIN® (daptomycin for injection), in complete response to the FDA Approvable Letter of March 24, 2006.   The sNDA seeks a label expansion for CUBICIN based on the results of the company’s landmark Phase 3 study of CUBICIN once-a-day at 6 mg/kg for the treatment of Staphylococcus aureus (S. aureus) bacteremia and endocarditis. This trial was the first prospective, randomized and controlled registration study of these serious infections.  The submission of the amendment will establish a new action date for the sNDA that is approximately 60 days after submission.  The new action date will be confirmed once the FDA determines that the submitted amendment is a complete response.

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in the skin infection clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections. In September, 2005, Cubist submitted a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA granted this application priority review.  On March 6, the Anti-Infective Drugs Advisory Committee recommended approval of an expanded label for CUBICIN. On March 24th, the FDA issued an approvable letter, with action on a label expected by late May.  The Cubist product pipeline includes our lipopeptide program, the product candidate HepeX-B and our natural products screening program.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently-planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings;(ii) the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (iii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iv)  competition, particularly with respect to CUBICIN; (v) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner; (vi) our ability to conduct successful clinical trials in a timely manner; (vii) the ability of our third party manufacturers, including our single source provider of bulk drug substance, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and at an acceptable cost; (viii) our dependence upon pharmaceutical and biotechnology collaborations; (ix)  our ability to finance our operations; (x) the effectiveness of our expanded sales force; (xi) potential costs resulting from product liability or other third party claims; (xii) our ability to protect our proprietary technologies; (xiii) our ability to discover or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xiv)  a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com